Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION REPORTS STRONG RESULTS FOR

THE FOURTH QUARTER 2005; REVPAR INCREASED BY 15.6% AT STABILIZED

HOTELS; COMPARABLE REVPAR INCREASED BY 12.2%

McLean, VA, February 8, 2006 – Highland Hospitality Corporation (NYSE: HIH), a lodging real estate investment trust, or REIT, today reported its financial results for the quarter ended December 31, 2005.

Consolidated Financial Results

For the fourth quarter 2005, the Company reported total revenue of $77.0 million and net income available to common stockholders of $3.1 million, or $.06 per diluted common share, compared to total revenue of $53.0 million and net income available to common stockholders of $0.9 million, or $.02 per diluted common share, for the fourth quarter 2004. Funds from operations (FFO) available to common stockholders, which is defined as net income available to common stockholders plus depreciation and amortization, were $10.8 million, or $.21 per diluted common share, for the fourth quarter 2005 compared to $5.6 million, or $.14 per diluted common share, for the fourth quarter 2004. Earnings before interest, income taxes and depreciation and amortization (EBITDA) were $19.4 million, or $.38 per diluted common share, for the fourth quarter 2005 compared to $10.1 million, or $.26 per diluted common share, for the fourth quarter 2004.

“We are extremely pleased with our portfolio’s fourth quarter performance,” said James L. Francis, Highland’s President and Chief Executive Officer. “Our stabilized hotel performance exceeded both industry and segment averages with a 15.6% RevPAR increase translating into a robust margin expansion of 500 basis points. More importantly, we are beginning to see the positive impact from our completed renovations as our group of renovated hotels (which includes three projects still under renovation) experienced an 8.7% increase in fourth quarter

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

RevPAR over the same period last year. Furthermore, profitability growth at these hotels was very strong, with a margin expansion of 380 basis points.”

For the year ended December 31, 2005, the Company reported total revenue of $251.2 million and net income available to common stockholders of $8.0 million, or $.18 per diluted common share, compared to total revenue of $133.0 million and net income available to common stockholders of $4.3 million, or $.10 per diluted common share, for the prior year period. FFO available to common stockholders was $32.1 million, or $.75 per diluted common share, for the year ended December 31, 2005, compared to $15.8 million, or $.40 per diluted common share, for the prior year period. EBITDA was $57.2 million, or $1.34 per diluted common share, for the year ended December 31, 2005, compared to $22.0 million, or $.56 per diluted common share, for the prior year period.

Both FFO available to common stockholders and EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. Management believes that FFO available to common stockholders and EBITDA are key measures of a REIT’s financial performance and should be considered along with, but not as an alternative to, net income and net income available to common stockholders as a measure of the Company’s operating performance. A reconciliation of these non-GAAP financial measures is included in the accompanying financial tables.

Hotel Operating Performance

Included in the following table is a comparison of occupancy, average daily rate (ADR) and revenue per available room (RevPAR), the key operating metrics that the Company uses to assess the revenue performance of its U.S. hotel properties, for the fourth quarter 2005 and 2004. The comparison does not include the operating results for the Barceló Tucancun Beach resort, the Wyndham Palm Springs hotel, the Hilton Boston Back Bay hotel, the Westin Princeton hotel, and The Churchill hotel, which were all acquired in 2005.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

	Quarter Ended December 31, 2005			Quarter Ended December 31, 2004
Key Operating Metrics (1)	Occ %	ADR	RevPAR	Occ %	ADR	RevPAR
Stabilized (11 hotels)	72.7%	$115.49	$84.00	68.4%	$106.20	$72.66
Rebranded/Renovated (7 hotels)	61.5%	$126.93	$78.03	60.7%	$118.25	$71.77
Comparable (18 hotels)	67.2%	$120.65	$81.06	64.6%	$111.77	$72.22

(1)	Rebranded/Renovated includes hotels that are currently going through, or have recently gone through, significant renovation and/or in the process of changing, or have recently changed, their franchise affiliation. Stabilized includes hotels that are not being disrupted by renovation or rebranding efforts.

For the fourth quarter 2005, RevPAR for the Company’s stabilized hotels increased 15.6% to $84.00, versus the same period in 2004. Occupancy increased by 4.3 percentage points to 72.7%, while ADR increased by 8.8%. For the Company’s rebranded/renovated hotels, RevPAR increased 8.7% to $78.03, versus the same period in 2004. Occupancy increased by 0.8 percentage points to 61.5%, while ADR increased by 7.3%. For the comparable 18 hotels, RevPAR increased by 12.2% to $81.06, versus the same period in 2004. Occupancy increased by 2.6 percentage points to 67.2%, while ADR increased by 7.9%.

For the fourth quarter 2005, the Company’s hotel properties contributed $77.0 million of total revenue and $21.7 million of hotel operating income. Included in the following table is a comparison of hotel operating income and hotel operating income margins for the fourth quarter 2005 and 2004. The comparison does not include the operating results for the Barceló Tucancun Beach resort, the Wyndham Palm Springs hotel, the Hilton Boston Back Bay hotel, the Westin Princeton hotel, and The Churchill hotel, which were all acquired in 2005.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

	Quarter Ended December 31, 2005		Quarter Ended December 31, 2004
Hotel Operating Income and Margins (1)	$(2)	%(3)	$(2)	%(3)
Stabilized (11 hotels)	$10.1	30.4%	$7.4	25.4%
Rebranded/Renovated (7 hotels)	$8.5	27.1%	$6.8	23.3%
Comparable (18 hotels)	$18.6	28.8%	$14.2	24.4%

(1)	Rebranded/Renovated includes hotels that are currently going through, or have recently gone through, significant renovation and/or in the process of changing, or have recently changed, their franchise affiliation. Stabilized includes hotels that are not being disrupted by renovation or rebranding efforts.

(2)	In millions

(3)	Percentage of hotel revenue

For the fourth quarter 2005, hotel operating income for the Company’s stabilized hotels increased 36.7% to $10.1 million versus the same period in 2004 and hotel operating income margins increased by 5.0 percentage points to 30.4%. For the Company’s rebranded/renovated hotels, hotel operating income increased 24.9% to $8.5 million versus the same period in 2004 and hotel operating income margins increased by 3.8 percentage points to 27.1%. For the comparable 18 hotels, hotel operating income increased by 31.1% to $18.6 million versus the same period in 2004 and hotel operating income margins increased by 4.4 percentage points to 28.8%.

Acquisition Activity/Investment Outlook

On October 24, 2005, the Company acquired the 385-room Hilton Boston Back Bay hotel in Boston, Massachusetts from Hilton Hotels Corporation for $110 million, plus customary closing costs. Hilton will continue to manage the property under a long-term management agreement.

On November 15, 2005, the Company acquired the 294-room Westin Princeton at Forrestal Village in Princeton, New Jersey from Starwood Hotels & Resorts for $53.5 million, plus customary closing costs. Crestline Hotels & Resorts, Inc. will manage the property under a Westin license agreement.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

On December 9, 2005, the Company acquired the 144-room Churchill hotel in Washington, DC for approximately $48.8 million, plus customary closing costs. Crestline Hotels & Resorts, Inc. will manage the property under a long-term management agreement.

Mr. Francis stated, “The three assets acquired during the fourth quarter are well-located within high growth markets with significant barriers-to-entry. We believe these stabilized hotels will drive significant growth for our company as they benefit from the favorable economics that exist in the Boston, Washington, DC and Princeton, NJ markets and strong management from Hilton Hotels and Crestline Hotels & Resorts.”

As previously announced, the Company has agreed to acquire the newly built 210-room Courtyard Gaithersburg Washingtonian Center in Gaithersburg, Maryland, expected to open for business at the beginning of the second quarter 2006. The purchase price of the acquisition is $29 million, of which $8 million was funded upon the signing of the definitive agreement.

Balance Sheet/Liquidity

On December 6, 2005, the Company closed on a $69.0 million fixed-rate mortgage loan secured by the 385-room Hilton Boston Back Bay hotel. The seven-year loan was provided by Connecticut General Life Insurance Company (CIGNA) and bears interest at an annual fixed rate of 5.96%.

As of December 31, 2005, the Company had $64.8 million of cash and cash equivalents and $21.5 million of restricted cash. Total assets were $1,056.8 million, including $910.5 million of net investment in hotel properties, long-term debt was $494.8 million, and stockholders’ equity was $524.3 million.

During the fourth quarter 2005, the Company generated $14.6 million of cash flow from its operations, used $227.9 million in net investing activities, including $ 213.9 million in hotel acquisitions and $13.4 million in hotel capital expenditures, and obtained $72.6 million through net financing activities.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

On January 6, 2006, the Company closed on a $35.0 million fixed-rate mortgage loan secured by the 294-room Westin Princeton at Forrestal Village hotel. The seven-year loan was provided by Connecticut General Life Insurance Company (CIGNA) and bears interest at an annual fixed rate of 5.97%.

As of January 31, 2006, the Company had approximately $91 million of cash and cash equivalents.

Dividend Update

During the fourth quarter 2005, the Company declared a dividend of $.14 per share payable to its common stockholders of record as of December 31, 2005. The dividend was paid on January 13, 2006. On November 15, 2005, the Company paid its previously announced initial quarterly cash dividend of $.18594 per share of Series A Cumulative Redeemable Preferred Stock, reflecting a partial dividend period. On January 18, 2006, the Company declared a quarterly cash dividend of $.49219 per share of Series A Cumulative Redeemable Preferred Stock. The dividend will be paid on February 15, 2006 to holders of record on February 1, 2006. The level of future dividends payable to stockholders will continue to be determined by the Company’s quarterly operating results, general economic conditions, capital requirements and other operating trends.

Barceló Tucancun Beach Resort

As previously reported, in October 2005, Hurricane Wilma caused substantial wind and water damage to the Company’s Barceló Tucancun Beach resort. The majority of damage affected the grounds of the resort and the first level of the hotel, including significant structural damage to the sea wall and damage to the lobby, restaurant and pool areas. Although significant progress has been made to restore the damaged areas, the resort is still closed.

The Company has comprehensive insurance coverage for both property damage and business interruption. The net book value of the property damage is currently estimated to be $6.5

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

million. During the fourth quarter 2005, the Company recorded a write-off of $6.5 million to its investment in hotel property for the property damage. In addition, the Company recorded an insurance claim receivable for $6.5 million because the Company believes that it is probable that the insurance recovery, net of a deductible, will exceed the net book value of the damaged property. To the extent that insurance proceeds ultimately exceed the net book value of the damaged property, a gain will be recorded in the period when all contingencies related to the insurance claim have been resolved.

2006 Outlook

Based on the Company’s current hotel operating trends and the status of the Company’s renovation and repositioning program, the Company estimates that for the first quarter 2006:

•	Total revenues will range between $76 - $78 million;

•	Earnings per diluted common share will range between $.02 - $.03(1);

•	FFO per diluted common share will range between $.18 - $.19(1); and

•	Corporate EBITDA will range between $16.9 - $17.4 million.

The Company also estimates that for the full year 2006:

•	Total revenues will range between $369 - $377 million;

•	Earnings per diluted common share will range between $.31 - $.36(1);

•	FFO per diluted common share will range between $1.02 - $1.07(1); and

•	Corporate EBITDA will range between $94.9 - $97.0 million.

(1)	The weighted average number of common shares outstanding used to determine earnings per diluted share and FFO per diluted common share was approximately 51.8 million for the first quarter 2006 and full year 2006.

Mr. Francis stated, “Our first quarter and full-year estimates for 2006 reflect our assumptions that portfolio RevPAR will increase by 9-11%, translating into an EBITDA margin expansion of 200-250 basis points, along with the timeliness of our renovations and acquisitions. These

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

assumption ranges are based on our belief that our portfolio will continue to benefit from the continued industry growth in 2006 and be supplemented by the expected improvements in the performance of our renovated and rebranded hotels and the incremental growth from our newly acquired assets.”

Investor Conference Call and Simulcast

Highland Hospitality Corporation will conduct a conference call at 10:00 AM EST on Wednesday, February 8, 2006, to discuss its fourth quarter 2005 financial results. The number to call for this interactive teleconference is 1 (800) 895-0198 (within the U.S.) and 1 (785) 424-1053 (for international calls). The conference I.D. is Highland. A playback will be available through March 8, 2006. To listen to a replay of the call, please call 1 (800) 688-7339 (within the U.S.) or 1 (402) 220-1347 (for international calls).

The Company will also provide an online simulcast and rebroadcast of the fourth quarter 2005 earnings conference call. The live broadcast of Highland’s quarterly conference call will be available at the Company’s website at www.highlandhospitality.com. The online replay will follow shortly after the call and will continue through May 8, 2006.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investment primarily in the United States. The Company currently owns 23 hotel properties with an aggregate of 6,708 rooms in 11 states, Washington, DC and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, are intended to identify forward-looking statements, which include statements concerning our outlook for the hotel industry, acquisition plans, and our dividend policy. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company’s actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, the ability of the Company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company’s current and periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

HIGHLAND HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Investment in hotel properties, net	$910,532	$578,715
Asset held for sale	3,000	3,000
Deposits on hotel property acquisitions	8,202	8,714
Cash and cash equivalents	64,761	75,481
Restricted cash	21,486	38,710
Accounts receivable, net	12,927	7,010
Prepaid expenses and other assets	31,401	8,279
Deferred financing costs, net	4,522	4,732

Total assets	$1,056,831	$724,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt	$494,799	$342,854
Accounts payable and accrued expenses	23,163	17,140
Dividends/distributions payable	7,327	5,726
Other liabilities	2,718	3,122

Total liabilities	528,007	368,842

Minority interest in operating partnership	4,500	8,321
Commitments and contingencies
Preferred stock, $.01 par value; 100,000,000 shares authorized; Series A Cumulative Redeemable Preferred Stock; 3,200,000 shares issued and outstanding at December 31, 2005	77,112	—
Common stock, $.01 par value; 500,000,000 shares authorized; 51,969,372 shares and 40,002,011 shares issued at December 31, 2005 and 2004, respectively	519	400
Additional paid-in capital	481,152	366,856
Treasury stock, at cost; 160,992 shares and 71,242 shares at December 31, 2005 and 2004, respectively	(1,772)	(801)
Unearned compensation	(3,276)	(6,182)
Cumulative dividends in excess of net income	(29,411)	(12,795)

Total stockholders’ equity	524,324	347,478

Total liabilities and stockholders’ equity	$1,056,831	$724,641

HIGHLAND HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUE
Rooms	$47,870	$32,124	$163,340	$85,389
Food and beverage	25,861	18,711	78,056	42,193
Other	3,263	2,174	9,819	5,429

Total revenue	76,994	53,009	251,215	133,011

EXPENSES
Hotel operating expenses:
Rooms	11,111	8,044	37,188	20,013
Food and beverage	16,151	12,368	50,956	30,402
Other direct	1,278	1,147	4,480	3,134
Indirect	26,718	18,587	91,700	47,857

Total hotel operating expenses	55,258	40,146	184,324	101,406
Depreciation and amortization	7,746	4,646	24,057	11,564
Corporate general and administrative:
Stock-based compensation	790	774	3,222	3,122
Other	1,557	1,957	6,475	6,414

Total operating expenses	65,351	47,523	218,078	122,506

Operating income	11,643	5,486	33,137	10,505
Interest income	1,028	279	1,819	1,206
Interest expense	7,246	4,915	25,047	8,413
Foreign currency exchange gain	55	—	141	—

Income before income taxes and minority interest in operating partnership	5,480	850	10,050	3,298
Income tax benefit (expense)	(737)	111	(201)	1,070
Minority interest in operating partnership	(76)	(22)	(176)	(102)

Net income	4,667	939	9,673	4,266
Preferred stock dividends	(1,578)	—	(1,627)	—

Net income available to common stockholders	$3,089	$939	$8,046	$4,266

Net income per common share:
Numerator:
Net income available to common stockholders	$3,089	$939	$8,046	$4,266
Less: dividends on unvested restricted common stock	(50)	(90)	(310)	(288)

Net income available to common stockholders after dividends on unvested restricted common stock	$3,039	$849	$7,736	$3,978
Denominator:
Weighted average number of common shares outstanding - basic	51,055,273	39,117,610	42,455,438	39,093,691
Weighted average number of common shares outstanding - diluted	51,355,162	39,528,402	42,702,401	39,401,196
Net income per common share:
Basic	$0.06	$0.02	$0.18	$0.10
Diluted	$0.06	$0.02	$0.18	$0.10

HIGHLAND HOSPITALITY CORPORATION

RECONCILIATION OF FFO AND EBITDA

(in thousands, except per share data)

2005 AND 2004 RESULTS

The following table reconciles FFO available to common stockholders to net income available to common stockholders for the three months and year ended December 31, 2005 and 2004:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income available to common stockholders	$3,089	$939	$8,046	$4,266
Adjustment: Depreciation and amortization	7,746	4,646	24,057	11,564

FFO available to common stockholders	$10,835	$5,585	$32,103	$15,830

FFO per common share:
Basic	$0.21	$0.14	$0.76	$0.40
Diluted	$0.21	$0.14	$0.75	$0.40

The following table reconciles EBITDA to net income for the three months and year ended December 31, 2005 and 2004:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$4,667	$939	$9,673	$4,266
Adjustments: Depreciation and amortization	7,746	4,646	24,057	11,564
Interest expense	7,246	4,915	25,047	8,413
Interest income	(1,028)	(279)	(1,819)	(1,206)
Income tax expense (benefit)	737	(111)	201	(1,070)

EBITDA	$19,368	$10,110	$57,159	$21,967

EBITDA per common share:
Basic	$0.38	$0.26	$1.35	$0.56
Diluted	$0.38	$0.26	$1.34	$0.56

HIGHLAND HOSPITALITY CORPORATION

RECONCILIATION OF FFO AND EBITDA

(in thousands, except per share data)

2006 GUIDANCE

The following table reconciles FFO available to common stockholders to net income available to common stockholders for the first

quarter	2006 and full year 2006:

	First Quarter 2006		Full Year 2006
	Low	High	Low	High
Net income available to common stockholders	$1,132	$1,652	$15,834	$18,442
Adjustment: Depreciation and amortization	8,184	8,184	36,907	36,907

FFO available to common stockholders	$9,316	$9,836	$52,741	$55,349

FFO per diluted common share (1)	$0.18	$0.19	$1.02	$1.07

The following table reconciles EBITDA to net income for the first quarter 2006 and full year 2006:

	First Quarter 2006		Full Year 2006
	Low	High	Low	High
Net income	$2,707	$3,227	$22,134	$24,742
Adjustments: Depreciation and amortization	8,184	8,184	36,907	36,907
Interest expense	8,250	8,200	35,750	35,250
Interest income	(400)	(400)	(783)	(783)
Income tax expense (benefit)	(1,817)	(1,774)	899	918

EBITDA	$16,924	$17,437	$94,907	$97,034

(1)	the weighted average number of common shares outstanding used to determine FFO per diluted common share was approximately 51.8 million for the first quarter 2006 and full year 2006.